EXHIBIT 10.24

[ ] indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed with the Commission pursuant to Rule 24b-2

                                AGREEMENT BETWEEN
             PILLING WECK (PW) and MEDICAL STERILIZATION, INC. (MSI)


         Pilling Weck agrees to represent and sell MSI's procedure specific decontamination, reprocessing and/or sterilization services in selective high population density urban centers and/or in cooperation with MSI to selective IHN organizations according to the minimum guidelines in Exhibit A. MSI's current market development efforts, as outlined in Exhibit B, will be excepted from the terms of this agreement. MSI grants to Pilling Weck exclusive, except as to MSI, sales and marketing rights in the United States for the next three years effective 1/5/96.

      * MSI will continue its current account development efforts in the L.I. business Unit Area, but agrees to exclusive third-party representation by PW in this area. MSI will train Pilling Weck Sales Representatives in the L.I. Business Unit Area (90 mile radius). Pilling Weck will receive a commission of new MSI net billings generated by its representatives, excepting MSI's current active customer list or accounts under active development, as indicated in Exhibit C, within 10 days after payment receipt from the customer.

         The commission schedule is as follows:

                  *        New Accounts              [  ]%

                  *        Endoscopy                 [  ]%

         PW agrees that during the first year, [ ]% of the MSI commission received and also, []% commission of any MSI purchases of PW instruments will be paid to its representation in the L.I. Business Unit Area.

      * Pilling Weck and MSI (The parties are not partners or joint venturers, but are independent contractors.) agree to cooperate exclusively to commercialize MSI's procedure specific decontamination, reprocessing and/or sterilization services throughout North America according to the minimum guidelines outlined in Exhibit A. Pilling Weck will use its corporate and national account contacts to identify potential customers and MSI will support the sales process by making joint presentations with Pilling Weck and coordinating proposals to the clients in a timely basis.

      * MSI agrees to purchase its surgical instrument needs for current and future sites from Pilling Weck, and Pilling Weck agrees to supply such instruments upon request for the duration of this agreement. Specific customer requests or preferences for other brands of instruments, however, will be accommodated and excepted from this exclusive arrangement. Pricing will be provided at Pilling Weck's possible discount level reflected as VP level pricing. MSI has the option to purchase such instruments on terms, 60 days from date of invoice or on operating lease terms, utilizing PW's third party financing facility, or through use of a MSI financing facility. In the event of termination of this agreement, PW will not cause termination of any leasing arrangement in effect.

      * To start offering an endoscopic set to this trade, Pilling Weck agrees to supply MSI with endoscopic sets at this pricing level.

      * Pilling Weck and MSI agree to review options for contribution of instruments to new centers, whereby Pilling Weck contributes instruments as equity, and receives equity as a percentage of total capitalization for that center.

      * Pilling Weck also agrees to review options to supply instruments to MSI on a capitated basis, whereby Pilling Weck is paid on a per use basis for the instruments and ownership of the instruments remains with Pilling Weck.

      * Pilling Weck will provide on-site instrument repair services for MSI, as requested by MSI, at VP level pricing at their Syosset, N.Y. facility. MSI will provide adequate space to Pilling Weck personnel on a rent free basis.

      * Both parties agree to a legal "stand still" status whereby neither party will enter into discussions or negotiations with other parties regarding competing joint ventures or other activities which would be competitive with the arrangements contemplated by this agreement. This is in effect for the first [ ] of this agreement and can be extended with consent of both parties. MSI will not enter into negotiations regarding the sale of its business and Pilling Weck will not enter into negotiations regarding purchase or organization of a business competitive to MSI's sterilization business. However, it is recognized that ESI is an existing Teleflex business and the existing lines of business of ESI are excluded from this restriction.

         The term of this agreement is three years. However, in the event of change of ownership of the business, either party may cancel this agreement provided one year's notice is given to the other party. After the first year, either party, by giving thirty (30) days written notice prior to the end of the year, may terminate the agreement if new MSI/PW generated contracts of at least [ ] have not been signed or are pending, or MSI has not purchased or committed to pending purchases of at least [ ] of PW instruments.

         If Pilling Weck terminates this agreement for reasons other than breach on MSI's part, Pilling Weck would be bound by an 18 month non-compete in the geographic areas (180 mile radius) where MSI and Pilling Weck have concluded contracts.








         The non-compete would cover off-site decontamination, reprocessing, and sterilization of surgical instruments for hospitals in the specific geographic area covered.

         If MSI terminates this agreement for reasons other than breach on Pilling Weck's part, Pilling Weck would be unrestricted in any business practices and not be bound by the above mentioned non-compete.


- ---------------------------------              ---------------------------------
Ervin F. Portman                               D. Michael Deignan
President                                      President
Pilling Weck                                   Medical Sterilization, Inc.










                                    EXHIBIT A


                    MEDICAL STERILIZATION, INC./PILLING WECK
                    ----------------------------------------

                       NATIONAL REPRESENTATION GUIDELINES
                       ----------------------------------




         This minimum criteria needed to expand MSI into high density population urban locals is:

         * [  ] (non-outsourced) surgical procedures in[    ] mile radius; and

         * [  ] or more significant IHN groups controlling[    ] of market.




         Medical Sterilization, Inc./ Pilling Weck Off-Site Implementation Guidelines are:

         * [  ] pre-contracted procedures; and

         * MSI Ability, or MSI/PW Ability, or MSI/3rd Party Ability to Fund











         In the event MSI declines to participate in a specific transaction, MSI will negotiate in good faith to grant Pilling Weck a royalty bearing license to carry out sterilization procedures for that transaction only.










                                    EXHIBIT B
                                    ---------


                        NATIONAL ACCOUNT DEVELOPMENT LIST
                        ---------------------------------


                                [









                                                         ].













                                    EXHIBIT C
                                    ---------


                              (Excludes Endoscopy)


                 L.I. BUSINESS UNIT AREA - ACTIVE ACCOUNT LIST:
                 ----------------------------------------------

[                                                             ].











                               EXHIBIT C (cont'd)
                               ------------------

                              (Excludes Endoscopy)

           L.I. BUSINESS UNIT AREA - ACTIVE ACCOUNT DEVELOPMENT LIST:
           ----------------------------------------------------------













                                                          ]



         MSI will review, with Pilling Weck, its mutually agreed involvement in closing selective account proposals. Commission will be paid according to the agreed schedule.